Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Martin E. Franklin
Chairman and
Chief Executive Officer
914-967-9400

Investor Relations: Erica Pettit
Press: Evan Goetz/ Melissa Kahaly
FD
212-850-5600

FOR IMMEDIATE RELEASE

JARDEN REPORTS FIRST QUARTER 2009 RESULTS

-Results Exceed Preliminary View Provided Earlier-

-Record Cash Flow From Operations and Strong Working Capital Performance-

RYE, N.Y., April 21, 2009 — Jarden Corporation (NYSE: JAH) today reported its financial results for the quarter ended March 31, 2009.

For the quarter ended March 31, 2009, net sales decreased 6.4% to $1.1 billion compared to $1.2 billion for the same period in the previous year. Approximately $54 million of the $78 million decrease in net sales was due to foreign exchange fluctuations between the periods. For the quarter ended March 31, 2009, the Company recorded a net income of $8.9 million, or $0.12 per diluted share, compared to a net income of $4.7 million, or $0.06 per diluted share, in the quarter ended March 31, 2008. On a non-GAAP basis, adjusted net income was $18.4 million, or $0.24 per diluted share, for the quarter ended March 31, 2009, compared to $16.5 million, or $0.22 per diluted share, for the quarter ended March 31, 2008.

Please see the schedule accompanying this release for a reconciliation of non-GAAP segment earnings, adjusted net income and adjusted diluted earnings per share to the comparable GAAP measures.

“As noted in the pre-release we issued last week, the first quarter supported our view that Jarden’s diversified portfolio of primarily market leading brands is better positioned to weather the current economic environment than many of our competitors,” said Martin E. Franklin, Chairman and Chief Executive Officer of Jarden Corporation. “For the first quarter, we had better than expected sales, solid margins, net income and EPS growth, record cash flow and excellent working capital improvements, producing a strong overall quarter in a very tough macro-economic environment. We were particularly pleased with the organic sales growth within our Consumer Solutions segment, as it was driven from our domestic as well as international businesses.”

Mr. Franklin continued, “The winter season finished well for our ski and other seasonal products and we are now focused on the second quarter with the sell-in of our summer seasonal items such as Coleman® outdoor products, Rawlings® baseball equipment and Ball® home canning jars. While retailers continue to maintain lower than historical inventory levels, we are focused on growing our share of the available open-to-buy dollars and believe that our innovative and authentic line of products and brands offers the end consumer the value they are looking for in the current economy.”

Jarden Corporation was recently ranked #442 on Fortune Magazine’s Fortune 500 annual listing of America’s largest corporations. Jarden rose 50 positions on the list this year, up from #492 in 2008 which was the Company’s inaugural inclusion in this prestigious ranking.

The Company will be holding a conference call at 5:00 pm EDT, April 21, 2009, to further discuss its results and respond to questions. The call will be accessible via a webcast through the Company’s website at www.jarden.com and will be archived online until May 6, 2009.

Jarden Corporation is a leading provider of niche consumer products. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Berkley®, Campingaz® and Coleman®, Fenwick®, Gulp!®, JT®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, Volkl®, and Zoot®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain® ; and Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, Dicon®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew Cornell® and Pine Mountain®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s adjusted earnings per share, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, organic growth, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except earnings per share)

	Quarters Ended
	March 31, 2009			March 31, 2008
	As Reported (GAAP)	Adjustments (1)(2)	Adjusted (non-GAAP) (1)(2)	As Reported (GAAP)	Adjustments (1)(2)	Adjusted (non-GAAP) (1)(2)
Net sales	$1,138.9	$—	$1,138.9	$1,217.4	$—	$1,217.4

Cost of sales	846.6	—	846.6	889.6	—	889.6

Gross profit	292.3	—	292.3	327.8	—	327.8
Selling, general and administrative expenses	228.4	(3.9)	224.5	259.8	(4.0)	255.8
Reorganization and acquisition-related integration costs, net	12.2	(9.4)	2.8	10.7	(10.7)	—

Operating earnings	51.7	13.3	65.0	57.3	14.7	72.0
Interest expense, net	36.2	—	36.2	46.2	—	46.2

Income before taxes	15.5	13.3	28.8	11.1	14.7	25.8
Income tax provision	6.6	3.8	10.4	6.4	2.9	9.3

Net income	$8.9	$9.5	$18.4	$4.7	$11.8	$16.5

Earnings per share:
Basic	$0.12		$0.24	$0.06		$0.22
Diluted	$0.12		$0.24	$0.06		$0.22
Weighted average shares outstanding :
Basic	75.3		75.3	75.0		75.0
Diluted	75.9		75.9	76.2		76.2

See Notes to Earnings Release attached

JARDEN CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$267.0	$392.8
Accounts receivable, net	876.5	894.1
Inventories	1,121.9	1,180.4
Deferred taxes on income	157.2	147.3
Prepaid expenses and other current assets	115.4	114.5

Total current assets	2,538.0	2,729.1

Property, plant and equipment, net	498.6	506.9
Goodwill	1,491.4	1,476.1
Intangible assets, net	934.5	936.6
Other assets	76.3	78.3

Total assets	$5,538.8	$5,727.0

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt and current portion of long-term debt	$331.6	$431.4
Accounts payable	373.5	422.1
Accrued salaries, wages and employee benefits	119.2	142.0
Taxes on income	14.3	22.7
Other current liabilities	323.2	336.2

Total current liabilities	1,161.8	1,354.4

Long-term debt	2,434.4	2,436.9
Deferred taxes on income	234.4	232.8
Other non-current liabilities	328.5	318.7

Total liabilities	4,159.1	4,342.8

Total stockholders’ equity	1,379.7	1,384.2

Total liabilities and stockholders’ equity	$5,538.8	$5,727.0

See Notes to Earnings Release attached

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

	Quarters Ended
	March 31, 2009	March 31, 2008
Cash flows from operating activities:
Net income	$8.9	$4.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30.4	29.1
Other non-cash items	1.9	1.4
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	4.1	67.0
Inventory	51.3	(85.3)
Accounts payable	(50.0)	6.7
Other current assets and liabilities	(45.2)	(55.1)

Net cash provided by (used in) operating activities	1.4	(31.5)

Cash flows from financing activities:
Net change in short-term debt	(95.7)	87.0
Payments on long-term debt	(4.3)	(11.8)
Repurchase net of proceeds from stock transactions	(0.5)	(8.7)
Other, net	—	(2.6)

Net cash (used in) provided by financing activities	(100.5)	63.9

Cash flows from investing activities:
Additions to property, plant and equipment	(21.1)	(22.1)
Acquisition of businesses, net of cash acquired	(3.7)	(2.5)
Other, net	—	(6.8)

Net cash used in investing activities	(24.8)	(31.4)

Effect of exchange rate changes on cash and cash equivalents	(1.9)	5.9

Net (decrease) increase in cash and cash equivalents	(125.8)	6.9
Cash and cash equivalents at beginning of period	392.8	220.5

Cash and cash equivalents at end of period	$267.0	$227.4

See Notes to Earnings Release attached

JARDEN CORPORATION

NET SALES AND OPERATING EARNINGS BY SEGMENT (Unaudited)

(in millions)

	Outdoor Solutions	Consumer Solutions (b)	Branded Consumables	Process Solutions	Intercompany Eliminations (a)	Total Operating Segments	Corporate/ Unallocated	Consolidated
Quarter ended March 31, 2009
Net sales	$591.3	$335.9	$159.2	$66.5	$(14.0)	$1,138.9	$—	$1,138.9

Segment earnings (loss)	$51.9	$38.8	$14.9	$6.8	$—	$112.4	$(20.9)	$91.5

Adjustments to reconcile to reported operating earnings(loss):
Reorganization and acquisition-related integration costs, net	(9.4)	—	—	—	—	(9.4)	—	(9.4)
Depreciation and amortization	(15.9)	(6.8)	(4.7)	(2.8)	—	(30.2)	(0.2)	(30.4)

Operating earnings (loss)	$26.6	$32.0	$10.2	$4.0	$—	$72.8	$(21.1)	$51.7

	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Intercompany Eliminations (a)	Total Operating Segments	Corporate/ Unallocated	Consolidated
Quarter ended March 31, 2008
Net sales	$658.3	$319.3	$169.1	$88.9	$(18.2)	$1,217.4	$—	$1,217.4

Segment earnings (loss)	$59.2	$37.1	$13.8	$9.1	$—	$119.2	$(22.1)	$97.1

Adjustments to reconcile to reported operating earnings(loss):
Reorganization and acquisition-related integration costs, net	(7.0)	—	(1.2)	(1.5)	—	(9.7)	(1.0)	(10.7)
Depreciation and amortization	(15.2)	(6.5)	(4.2)	(3.0)	—	(28.9)	(0.2)	(29.1)

Operating earnings (loss)	$37.0	$30.6	$8.4	$4.6	$—	$80.6	$(23.3)	$57.3

(a)	Intersegment sales are recorded at cost plus an agreed-upon intercompany profit on intersegment sales.
(b)	For the three months ended March 31, 2009, segment earnings for the Consumer Solutions segment includes $2.8 million of reorganization costs.

Jarden Corporation

Notes to Earnings Release

Note 1: Adjustments relate to items that are excluded from the “As reported” results to arrive at the “Adjusted” results for the quarter ended March 31, 2009 and 2008. For the quarter ended March 31, 2009, adjustments to net income consist of $9.4 million of reorganization and acquisition-related integration costs in the Outdoor Solutions segment and $3.9 million of amortization of acquired intangible assets. Also, included in the adjustments to net income for the quarter ended March 31, 2009 is the tax provision adjustment of $3.8 million which reflects the normalization of the adjusted results to the Company’s estimated 36% effective tax rate.

For the quarter ended March 31, 2008, adjustments to net income consist of $10.7 million of reorganization and acquisition-related integration costs and $4.0 million of amortization of acquired intangible assets. Also, included in the adjustments to net income for the quarter ended March 31, 2008 is the tax provision adjustment of $2.9 million which reflects the normalization of the adjusted results to the Company’s estimated 36% effective tax rate.

Note 2: This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Additionally, the Company uses non-GAAP financial measures because the Company’s credit agreement provides for certain adjustments in calculations used for determining whether the Company is in compliance with certain credit agreement covenants, including, but not limited to, adjustments relating to non-cash purchase accounting adjustments, non-cash impairment charge of goodwill and other intangibles, certain reorganization and acquisition-related integration costs, non-cash stock-based compensation costs and loss on early extinguishment of debt. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.

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